For Immediate Release	Contact: Dan Kelly
April 26, 2007	(919) 774-6700

THE PANTRY ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Adjusts Fiscal 2007 EPS Guidance to $2.30 to $2.40

Sanford, North Carolina, April 26, 2007—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its second fiscal quarter ended March 29, 2007.

Total revenues for the second quarter were approximately $1.5 billion, a 10.7% increase from last year’s second quarter. Net income was $8.4 million, or $0.36 per share on a diluted basis, compared with $9.2 million, or $0.39 per share, a year ago. Results for the second quarter of fiscal 2007 include a gain of approximately $0.13 per share from an insurance settlement relating to prior year’s hurricane claims, as well as charges totaling approximately $0.04 per share, primarily related to a previously disclosed class action lawsuit.

Merchandise revenues for the quarter were up 11.7% overall and 2.7% on a comparable store basis, on top of a 5.4% increase a year ago. The merchandise gross margin was 37.7%, up 10 basis points from a year ago. Total merchandise gross profits for the quarter were $136.2 million, a 12.1% increase.

Gasoline gallons sold in the second quarter increased 11.8% overall and 0.8% on a comparable store basis, on top of a 4.0% increase a year ago. Total gasoline revenues rose 10.3%. The average retail price per gallon decreased 1.3%, to $2.29. The gross margin per gallon was 11.4 cents, compared with 11.1 cents a year ago. Gasoline gross profit for the quarter totaled $54.8 million, a 15.7% increase from last year’s second quarter.

While total gross profit for the quarter was up 13.1%, operating, general and administrative expenses (excluding the unusual items discussed above) increased 16.0% from a year ago, reflecting integration costs related to newly acquired stores, professional and consulting fees and certain store variable expenses. In addition, substantially higher net interest expense and depreciation and amortization charges related to the Company’s acquisitions this year affected results for the quarter.

Chairman and Chief Executive Officer Peter J. Sodini said, “We are disappointed with our bottom line for the second quarter, which primarily reflects the unprecedented concentration of acquisition-related activity during the period. However, we are pleased with the continued solid performance of our merchandise operations in the quarter, despite sluggish retail sales trends in several of our key regional markets. In addition, margins in our gasoline business were above the seasonally strong year-ago levels, and significantly improved from our first fiscal quarter. Finally, we believe our year to date acquisitions have positioned the Company for stronger growth in the quarters and years ahead.”

For the first six months of fiscal 2007, total revenues were approximately $2.8 billion, a 7.8% increase from the first half of fiscal 2006. Net income for the six months was $8.5 million, or $0.37 per share, compared with $42.2 million, or $1.84 per share, in the corresponding period last year.

Including a number of small transactions early in the third quarter, the Company has now acquired or agreed to acquire 152 stores so far this fiscal year, well above the total of 113 stores for fiscal 2006. The largest acquisition this year was the purchase of 66 Petro Express® stores in North Carolina and South Carolina, which was completed in early April. The Company also has opened seven new large format stores so far in fiscal 2007, with plans for a total of approximately 18 openings for the full year.

Mr. Sodini concluded, “While we still expect a stronger bottom-line performance in the second half of our fiscal year, we are lowering our guidance for fiscal 2007 earnings per share to $2.30 to $2.40. Our guidance includes the 152 stores acquired or agreed to be acquired, increased interest expense primarily from acquisition related financing and a charge of approximately $2.1 million, or $0.06 per share, for deferred financing costs in connection with the refinancing of our credit facilities expected to close in May 2007. Although we almost certainly will fall short of last year’s unusually strong results, we have made significant strategic progress this year, strengthening our position as the Southeast’s leading convenience store operator and enhancing our longer-term earnings power.”

Conference Call

Interested parties are invited to listen to the second quarter earnings conference call scheduled for Thursday, April 26, 2007 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until May 3, 2007.

Use of Non-GAAP Measure

EBITDA is defined by us as net income before interest expense and loss on extinguishment of debt, income taxes, depreciation and amortization. EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our operating performance because we believe investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisition decisions and to service debt. Management uses EBITDA as an operating measure because it allows us to review the performance of our business directly resulting from our retail operations. Additionally, EBITDA is used by management for budgeting and field operations compensation targets. EBITDA as defined by us may not be comparable to similarly titled measures reported by other companies because such other companies may not calculate EBITDA in the same manner as we do.

Any measure that excludes interest expense or loss on extinguishment of debt, depreciation and amortization or income taxes, has material limitations because we have borrowed money in order to finance our operations and our acquisitions, we use capital and intangible assets in our business and the payment of income taxes is a necessary element of our operations.

Certain of the information presented in the press release regarding our operating, general and administrative expenses is adjusted to exclude certain amounts related to a gain on a hurricane settlement and expenses associated with the settlement of a class-action lawsuit and severance costs. Management believes that this non-GAAP financial information provides useful information to investors by excluding or adjusting certain items of operating, general and administrative expenses that were unusual and not indicative of our core operating results. Management internally reviews operating, general and administrative expenses on both a GAAP basis and as adjusted. Investors should consider this non-GAAP financial information in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2006 of approximately $6.0 billion. As of April 25, 2007, the Company operated 1,638 stores in eleven states under select banners, including Kangaroo Express(SM), its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquired stores into its operations; the possibility that the Company may not be able to complete the refinancing of its existing credit facility on terms acceptable to the Company; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from our fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise, and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of April 26, 2007. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Six Months Ended
	March 29, 2007	March 30, 2006	March 29, 2007	March 30, 2006
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
Revenues:
Merchandise	$360,854	$323,004	$710,093	$639,652
Gasoline	1,095,224	992,742	2,127,125	1,991,417

Total revenues	1,456,078	1,315,746	2,837,218	2,631,069

Costs and operating expenses:
Merchandise costs of goods sold	224,649	201,457	442,572	399,369
Gasoline cost of goods sold	1,040,437	945,396	2,032,119	1,857,486
Operating, general and administrative	140,167	123,573	276,520	241,901
Depreciation and amortization	22,227	17,467	43,083	34,704

Total costs and operating expenses	1,427,480	1,287,893	2,794,294	2,533,460

Income from operations	28,598	27,853	42,924	97,609

Other income (expense):
Loss on extinguishment of debt	—	—	—	(1,832)
Interest expense	(15,849)	(14,413)	(31,335)	(28,846)
Interest income	903	1,541	2,260	2,585
Miscellaneous	173	170	340	329

Total other expense	(14,773)	(12,702)	(28,735)	(27,764)
Income before income taxes	13,825	15,151	14,189	69,845
Income tax expense	(5,465)	(5,955)	(5,704)	(27,678)

Net income	$8,360	$9,196	$8,485	$42,167

Earnings per share:
Net income per diluted share	$0.36	$0.39	$0.37	$1.84
Diluted shares outstanding	22,956	23,377	22,934	22,912

Selected financial data:
EBITDA	$51,901	$47,031	$88,607	$135,227
Merchandise gross profit	$136,205	$121,547	$267,521	$240,283
Merchandise margin	37.7%	37.6%	37.7%	37.6%
Gasoline gallons	478,869	428,230	945,367	837,323
Gasoline gross profit	$54,787	$47,346	$95,006	$133,931
Gasoline margin per gallon (1)	$0.1144	$0.1106	$0.1005	$0.1600
Gasoline retail per gallon	$2.29	$2.32	$2.25	$2.38

Comparable store data:
Merchandise sales %	2.7%	5.4%	2.3%	5.2%
Gasoline gallons %	0.8%	4.0%	1.4%	4.3%

Number of stores:
End of period	1,559	1,458	1,559	1,458
Weighted-average store count	1,540	1,429	1,519	1,414

Notes:
(1)	Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 29, 2007	September 28, 2006
Assets
Cash and cash equivalents	$64,184	$120,394
Receivables, net	69,891	68,064
Inventories	152,303	140,135
Other current assets	19,517	27,131

Total current assets	305,895	355,724

Property and equipment, net	799,299	745,721
Goodwill, net	488,073	440,681
Other	45,004	45,781

Total assets	$1,638,271	$1,587,907

Liabilities and shareholders’ equity
Current maturities of long-term debt	$2,089	$2,088
Current maturities of lease finance obligations	4,025	3,511
Accounts payable	157,353	139,939
Other accrued liabilities	100,706	111,992

Total current liabilities	264,173	257,530

Long-term debt	601,170	602,215
Lease finance obligations	268,583	240,564
Deferred income taxes	72,554	72,435
Deferred vendor rebates	22,421	23,876
Other	54,935	54,280
Total shareholders’ equity	354,435	337,007

Total liabilities and shareholders’ equity	$1,638,271	$1,587,907

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Quarter Ended		Six Months Ended
	March 29, 2007	March 30, 2006	March 29, 2007	March 30, 2006
EBITDA	$51,901	$47,031	$88,607	$135,227

Interest expense and loss on extinguishment of debt	(15,849)	(14,413)	(31,335)	(30,678)
Depreciation and amortization	(22,227)	(17,467)	(43,083)	(34,704)
Provision for income taxes	(5,465)	(5,955)	(5,704)	(27,678)

Net income	$8,360	$9,196	$8,485	$42,167

Operating, general and administrative expenses, excluding non-recurring items	$143,348		$279,701
Gain on hurricane settlement	(4,769)		(4,769)
Class action settlement and other costs	1,588		1,588

Operating, general and administrative expenses	$140,167		$276,520